EXHIBIT 99.1

ASHFORD
Fourth Quarter 2018 Conference Call
March 1, 2019
11 a.m. CT

Introductory Comments - Jordan Jennings

Good day everyone and welcome to today’s conference call to review results for Ashford for the fourth quarter and full year of 2018 and to update you on recent developments. On the call today will be: Robison Hays, Co-President and Chief Strategy Officer, Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Co-President and Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 28, 2019 and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the fourth quarter of 2018 with the fourth quarter of 2017.

I will now turn the call over to Robison Hays. Please go ahead, sir.

Introduction - Robison Hays

Good morning, and welcome to our call to discuss our financial results for the fourth quarter and full year of 2018. I will begin by giving a brief overview of our quarterly results and then will discuss in more detail our recently announced Enhanced Return Funding Program, or ERFP, with Braemar Hotels & Resorts as well as provide an update on our ERFP with Ashford Trust. I will then provide an update on our investor outreach efforts. Afterward, Deric will review our financial results. Jeremy will provide an update regarding our strategic investments as well as other initiatives, and then we will open it up for Q&A.

We delivered strong performance in the fourth quarter and are pleased with the groundwork we are laying for the continued success of our platform. For the quarter, revenues increased by 72%,

Adjusted EBITDA grew 65% to $8.0 million, and Adjusted Net Income per share grew 15% to $2.20. Our full year 2018 results were equally impressive with revenue and Adjusted EBITDA growth of 140% and 65%, respectively. Ashford Inc. is a growth platform, and we are very pleased that these results demonstrate the benefits of our strategy.

Let me now turn to our Enhanced Return Funding Program. We are excited about our new ERFP agreement with Braemar that was announced in January of this year. The ERFP is a $50 million funding commitment from Ashford designed to produce strong returns on hotel investments at Braemar and strong fee growth at Ashford. Similar to our agreement with Trust, it does this in a very simple way. Ashford effectively provides capital to Braemar in order to lower the amount of equity that Braemar has to put into a hotel investment. That reduction of equity can materially improve equity returns to Braemar, and in return, Ashford is paid the incremental fees it customarily receives from Braemar and its assets. These incremental fees can lead to attractive 35%-plus 5-year levered IRRs and 50%-plus year 1 cash-on-cash-yields to Ashford. Ashford also estimates that the incremental accretion to adjusted net income per share from each $10 million ERFP investment is potentially between $0.55 and $0.65.

Looking now at the program structure and terms, the ERFP provides for a $50 million commitment of capital from Ashford Inc. for a 2-year term, with 1-year renewals, as well as the ability to be upsized to $100 million based upon mutual agreement. This is a sizable program and we believe it can materially help grow both platforms. Capital from the program will be sized to equal 10% of the acquisition price of each new Braemar hotel acquisition. We believe the predictability of sizing should help investors underwrite the impact of the ERFP to both companies. We expect that ERFP funding will be available for up to $500 million of acquisitions by Braemar. Similar to our previous key money program, the funding takes the form of purchased furniture, fixture and equipment by Ashford for use at Braemar hotels. In connection with our announcement, we were also excited for the opportunity to utilize our Enhanced Return Funding Program to partner with Braemar on its recent acquisition of the 170-room Ritz-Carlton Lake Tahoe.

We also continue to make progress with the ERFP that we have in place with Trust. To date, Trust has closed on $406 million of acquisitions including the Hilton Alexandria Old Town, La Posada de Santa Fe, Embassy Suites New York Midtown Manhattan and, most recently, the Hilton Santa Cruz/Scotts Valley. These acquisitions bring the utilization of the ERFP funds with Trust to approximately 80% of the original $50 million commitment.

Moving forward, we are bullish about the future prospects of these programs and their positive benefits for Ashford, as well as for Trust and Braemar. Bottom line, we believe the ERFP is sizable, predictable and repeatable. It is an innovative structure that we believe can drive strong returns at all companies involved.

Our strategy is built around our ability to leverage the combined expertise of our management team to grow both our Company and the platforms we advise. We believe we have one of the most highly-aligned, stable and effective management teams in the hospitality industry, and acting like shareholders has distinguished us from others in our industry. We consider it one of our main competitive advantages.

Ashford currently advises two publicly-traded REIT platforms, Trust and Braemar, which together owned 131 hotels with approximately 29,000 rooms and approximately $7.8 billion of assets as of December 31, 2018.

Ashford has a high-growth, fee-based business model with a diversified platform of multiple fee generators. We believe it to be a scalable platform with attractive margins. Additionally, it has a very stable cash flow base as the advisory agreements with the REITs stipulate that the base fee is maintained at a level of at least 90% of the previous year’s base fee.

We have a fee structure in place that incentivizes Ashford to create shareholder value at its advised REIT platforms. With our base fee driven by their share price performance, and our incentive fee based on total shareholder return outperformance versus their REIT peers, our management team’s primary focus is maximizing returns.

Currently, our Company is focused on three areas of growth. First, we would like to accretively grow our existing REIT platforms. Second, we would like to add additional investment platforms, and third, through our service business initiatives, we are working diligently on opportunities to buy, invest in or incubate businesses related to the hospitality industry, such as Premier Project Management, OpenKey, Pure Wellness, J&S, Lismore Capital, and RED Hospitality & Leisure. Then, through our connections and our relationships with our advised REIT platforms and leveraging our asset management expertise, we can accelerate their growth dramatically. We continue to be excited about the investments I just mentioned, and Jeremy will provide a more detailed update on all of these investments in a few minutes.

Looking ahead, we are very excited about the prospects for our strategic investments, and we are optimistic about the prospects for our two advised REIT platforms. Additionally, we see great opportunity for this platform to grow and deliver superior returns to our shareholders by adding additional investment platforms as well as investing in, or incubating, other hospitality-related businesses.

Now turning to our investor relations initiatives - one of our main goals is to increase and broaden our investor base. As a result, in 2018 we held over 300 meetings with sell-side analysts, existing shareholders and potential shareholders. In October, we held our annual Ashford investor day in New York that was very well attended and gave us the opportunity to share the Ashford story and strategy in greater depth and breadth than in typical meetings.

During the quarter, we attended a number of investor conferences including two IPI Conferences and the Southwest IDEAS Conference. Over the coming months, we plan to attend a number of investor conferences targeting a wide range of investors, from small and mid-cap-focused funds, to industry-dedicated investors, as well as to family offices and retail holders. We believe exposure at these conferences will provide further opportunity to tell our story and provide meaningful dialogue with potential investors.

We believe one of the most effective ways to broaden our investor base is by increasing our equity float. We made some significant headway on this initiative in 2018. The total number of Ashford shares traded in the public markets in 2017 was approximately 360,000 shares, while in 2018 that number was approximately 2.3 million, a remarkable increase of over 6 times. In terms of dollar volume, Ashford traded approximately $23 million in 2017 while in 2018 it traded over $172 million worth of shares, a 7.4 times increase.

In the fall of 2018 we completed an underwritten public offering of 280,000 shares of our common stock, which increased our float by approximately 31% and brought in several large new institutional investor groups.

I will now turn the call over to Deric.

Financial Review - Deric Eubanks

Thanks, Robison.

Net income attributable to common stockholders for the quarter was $0.3 million, or $0.14 per share, compared with a net loss of $7.4 million, or $3.58 per share, for the prior year quarter. Net income attributable to common stockholders for the full year 2018 was $5.0 million, or $2.29 per share, compared with a net loss of $18.4 million, or $9.04 per share, for the prior year.

For the fourth quarter, total revenues were $51.0 million, reflecting a 72% growth rate over the prior year quarter. For the full year of 2018, total revenues were $195.5 million, reflecting a 140% growth rate over the prior year.

Adjusted EBITDA for the fourth quarter was $8.0 million compared with $4.8 million for the fourth quarter of 2017, reflecting a growth rate of 65%. Adjusted net income for the fourth quarter was $9.3 million or $2.20 per diluted share compared with $4.9 million or $1.91 per diluted share for the fourth quarter of 2017. For the full year of 2018, Adjusted EBITDA was $28.8 million, reflecting a 65% growth rate over the prior year, and Adjusted net income was $26.1 million, or $8.01 per diluted share.

For 2018 we earned a $2.0 million incentive fee from Braemar. The incentive fee will be paid and recognized as revenue over three years, subject to the FCCR condition as outlined in the advisory agreement.

On the capital markets front, during the quarter, we completed an underwritten public offering of 280,000 shares of common stock at a price to the public of $74.50 per share. Total net proceeds from the offering, after deducting the underwriters’ discounts, commissions and offering expenses, were approximately $19 million.

At the end of the fourth quarter, the Company had $50.4 million in corporate cash, and we currently have a fully diluted equity market capitalization of approximately $165 million.

Also, as of December 31, 2018, the Company had 2.8 million fully diluted total shares of common stock and units outstanding. We currently have 2.4 million common shares issued and outstanding, 0.2 million common shares earmarked for issuance under our deferred compensation program, and the balance relates to the GAAP treatment for in-the-money stock options, put options associated with the minority interests of our strategic investments, and some restricted stock. In our financial results, we also include 1.45 million common shares from our Series B convertible preferred stock.

I will now turn the call over to Jeremy to discuss our strategic investments and other initiatives.

Strategic Investments & Other Initiatives - Jeremy Welter

Thank you, Deric.

We are excited to provide updates on our Hospitality Products & Services businesses and their strong results and initiatives during the fourth quarter. To explain this strategy more fully: our Products and Services initiative is a unique investment strategy in the hospitality industry, where we strategically invest in operating companies that service the industry, and we act as an accelerator to grow these companies. In doing this, we believe we are able to establish synergies for our hotel platforms, providing attractive pricing and higher levels of service than they would receive from a third-party vendor. We are also able to grow our portfolio companies in a number of ways: by referring them to the hotels in our REITs; by leveraging our vast industry relationships; and by consulting on best operating practices.

We remain very excited about the acquisition of Premier Project Management and see significant opportunities going forward for that business. As mentioned at our Investor Day presentation in October of 2018, we have a number of initiatives and branding exercises we are focused on to accelerate growth and profitability in the long-term. We see tremendous opportunities for Premier Project Management to add significant value by diversifying our platform and growing the services that we can provide to hotels and hotel owners. To that end, Premier Project Management has launched its new architecture service and completed its new logo and branding initiative. In the fourth quarter, Premier Project Management generated $7 million of revenue and $3.7 million of Adjusted EBITDA.

Moving on to our other Products and Services businesses, J&S Audio Visual is a leading single-source solution for meeting and event needs with an integrated suite of audio visual services, including show and event services, hospitality services, creative services, and design and integration. Our share of fourth quarter Adjusted EBITDA from J&S was $276,000, and since we closed the J&S acquisition in November of 2017, our prior year fourth quarter results did not include October 2017, however, our share of fourth quarter Adjusted EBITDA from the prior year was $52,000. We filed an 8-K in December 2017 with J&S’ historical financials that showed the seasonality of the business. Our fourth quarter results this year are generally consistent with historical fourth quarters for J&S as shown in that 8-K. If we compare J&S’ results year-over-year using the previous owner’s unaudited financial information, we continue to see outstanding growth at the company with revenue growth of 29% in the fourth quarter compared to the prior year. Year-to-date through the fourth quarter, revenue growth was 23%, and Adjusted EBITDA growth was 22% compared to the prior year period. Additionally, since our investment in November 2017 through the end of the fourth quarter, revenues increased 23%, or $17.1 million, and Adjusted EBITDA increased 40%, or $1.7 million, over the prior year period. Results from integrating J&S into Ashford asset-managed hotels have been positive, with average revenue per group room night up 21%, and average customer satisfaction scores up 15% since the transition occurred from the prior AV provider, highlighting the company’s incredible service level. These impressive results are due to the strong management and operational team at J&S supported by our commitment to the implementation of the many value-add initiatives we have identified this year. In the fourth quarter, the company executed two new non-Ashford contracts with the Sheraton Detroit Metro Airport and Marriott Detroit Metro Airport, increasing the company’s multi-year contracts in place with hotels and convention centers to 74, in addition to regular business representing over 2,500 annual events and productions and 500 venue locations. Additionally, for the full year, hotel contracts have increased 25% from 59 to 74, including 250% growth in Ashford asset-managed hotel contracts and 9% growth in non-Ashford asset-managed hotel contracts. For the year ended December 31, 2018, revenue attributable to Ashford asset-managed hotels represented only 10% of total business for J&S, highlighting the exceptional opportunity remaining to accelerate growth at the company even further, including the opportunity to ramp existing revenue up to normalized levels of operations. We see a tremendous opportunity for integrating J&S into more hotels in the U.S. and internationally given the company’s outstanding reputation as a leading service provider in the industry.

RED Hospitality & Leisure is a leading provider of watersports activities and other travel & transportation services in the U.S. Virgin Islands. We remain excited for the future growth prospects of the company, including: opportunities to expand into several other hotels at our advised REIT platforms; expansion in the USVIs; and expansion elsewhere in the Caribbean market. To that end, in the second quarter, the company executed a long-term agreement with the Westin St. John to provide ferry services for guests and employees, which is expected to generate Adjusted EBITDA of approximately $700,000 to $800,000 annually at the company level. RED Hospitality began providing these services in January 2019. Additionally, in the fourth quarter, RED Hospitality began providing beach and watersports services to the Ritz-Carlton St. Thomas Club - the time share and rental property adjacent to the Ritz-Carlton St. Thomas hotel. The company generated $1.4 million of revenue and $201,000 of Adjusted EBITDA for the year ended December 31, 2018, and we remain optimistic on the growth outlook for RED Hospitality going forward.

We continue to be excited about the growth opportunities for Pure Wellness, the leading provider of hypo-allergenic and wellness rooms in the hospitality space. Pure Wellness revenue growth for the year was 21% with approximately 3,000 rooms under contract representing 213 hotels. We remain excited about the opportunistic returns the Pure Wellness program can bring to hotels and hotel owners supported by the many new initiatives that have been implemented throughout the year.

We continue to remain active in evaluating additional investments in operating companies, and we hope to share some more details on that front in the upcoming quarters.

That concludes our prepared remarks, and we will now open the call up for Q&A.

Robison Hays

Thank you for joining us on our fourth quarter earnings call, and we look forward to speaking with you again on our next call.